Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

between

PROXIM WIRELESS CORPORATION

and

LLOYD I. MILLER, III, as a Purchaser

MILFAM II L.P., as a Purchaser

Dated as of July 25, 2008

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF SECURITIES		- 1 -

SECTION 1.01.	The Notes	- 1 -

SECTION 1.02.	The Warrant	- 1 -

SECTION 1.03.	Purchase and Sale of the Securities	- 1 -

SECTION 1.04.	Payments and Endorsements	- 2 -

SECTION 1.05.	Interest Rate for Note; Payment of Principal for Note	- 2 -

SECTION 1.06.	Prepayment of Notes	- 3 -

SECTION 1.07.	Payment on Non-Business Days	- 3 -

SECTION 1.08.	Registration of Notes	- 4 -

SECTION 1.09.	Transfer and Exchange of Notes	- 4 -

SECTION 1.10.	Replacement of Note	- 4 -

SECTION 1.11.	Cancellation of PIPE Warrants	- 5 -

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		- 5 -

SECTION 2.01.	Organization, Qualifications and Corporate Power	- 5 -

SECTION 2.02.	Authorization of Agreements, Etc.	- 6 -

SECTION 2.03.	Validity	- 6 -

SECTION 2.04.	Authorized Capital Stock	- 6 -

SECTION 2.05.	SEC Filings, Other Filings and Regulatory Compliance	- 7 -

SECTION 2.06.	Listing	- 7 -

SECTION 2.07.	Governmental Approvals	- 7 -

SECTION 2.08.	Offering of the Securities	- 8 -

SECTION 2.09.	No Integrated Offering	- 8 -

SECTION 2.10.	Material Changes	- 8 -

SECTION 2.11.	Litigation	- 9 -

SECTION 2.12.	Ownership of Property; Liens	- 9 -

SECTION 2.13.	Intellectual Property Rights	- 9 -

SECTION 2.14.	Insurance	- 10 -

SECTION 2.15.	Compliance with Other Instruments	- 10 -

SECTION 2.16.	Tax Returns and Payments	- 10 -

SECTION 2.17.	Environmental and Safety Laws	- 11 -

SECTION 2.18.	ERISA	- 11 -

SECTION 2.19.	Brokers	- 11 -

SECTION 2.20.	Labor Relations	- 11 -

SECTION 2.21.	Customers	- 11 -

SECTION 2.22.	Solvency	- 12 -

SECTION 2.23.	Representations Complete	- 12 -

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS		- 12 -

SECTION 3.01.	Requisite Power and Authority	- 12 -

SECTION 3.02.	Investment Representations	- 12 -

SECTION 3.03.	Purchaser Bears Economic Risk	- 13 -

SECTION 3.04.	Acquisition for Own Account	- 13 -

SECTION 3.05.	Purchaser Can Protect Its Interest	- 13 -

SECTION 3.06.	Accredited Investor	- 13 -

SECTION 3.07.	Legends	- 13 -

ARTICLE IV CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS		- 14 -

SECTION 4.01.	Agreement	- 14 -

SECTION 4.02.	Notes	- 14 -

SECTION 4.03.	Warrants	- 15 -

SECTION 4.04.	Subordination Agreement	- 15 -

SECTION 4.05.	Comerica Consent	- 15 -

SECTION 4.06.	Legal Opinion	- 15 -

SECTION 4.07.	Representations and Warranties to be True and Correct	- 15 -

SECTION 4.08.	Performance	- 15 -

SECTION 4.09.	All Proceedings to be Satisfactory	- 15 -

SECTION 4.10.	Supporting Documents	- 14 -

ARTICLE V COVENANTS OF THE COMPANY		- 16 -

SECTION 5.01.	Financial Statements, Reports, Notices, Etc.	- 16 -

SECTION 5.02.	Corporate Existence; Maintenance of Business	- 18 -

SECTION 5.03.	Properties, Insurance	- 18 -

SECTION 5.04.	Use of Proceeds	- 18 -

SECTION 5.05.	Compliance with Laws	- 18 -

SECTION 5.06.	Keeping of Records and Books of Account	- 18 -

SECTION 5.07.	Dividends and Certain Other Restricted Payments	- 18 -

SECTION 5.08.	Capital Expenditures	- 18 -

SECTION 5.09.	Mergers, Consolidations and Asset Sales	- 19 -

SECTION 5.10.	Acquisitions	- 19 -

SECTION 5.11.	Prepayment of Indebtedness	- 19 -

SECTION 5.12.	Incurrence of Indebtedness	- 19 -

SECTION 5.13.	Change in the Nature of Business	- 20 -

SECTION 5.14.	Encumbrances	- 21 -

SECTION 5.15.	Access to Facilities	- 21 -

SECTION 5.16.	Intellectual Property Rights	- 21 -

SECTION 5.17.	Taxes	- 22 -

ARTICLE VI EVENT OF DEFAULT		- 22 -

ARTICLE VII MISCELLANEOUS		- 24 -

SECTION 7.01.	Expenses	- 24 -

SECTION 7.02.	Survival of Agreements	- 24 -

SECTION 7.03.	Indemnification	- 24 -

SECTION 7.04.	Parties in Interest	- 24 -

SECTION 7.05.	Notices	- 24 -

SECTION 7.06.	Governing Law	- 25 -

SECTION 7.07.	Entire Agreement	- 26 -

SECTION 7.08.	Counterparts	- 26 -

SECTION 7.09.	Due Diligence	- 26 -

SECTION 7.10.	Successors and Assigns	- 26 -

SECTION 7.11.	Amendments and Waivers; Exercise of Rights	- 26 -

SECTION 7.12.	Severability	- 27 -

SECTION 7.13.	Titles and Subtitles	- 27 -

SECTION 7.14.	Jointly Drafted	- 27 -

SECTION 7.15.	Further Assurances	- 27 -

THIS SECURITIES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time) (the “Agreement”) is dated as of July  25, 2008, by and between Proxim Wireless Corporation (f/k/a Terabeam, Inc.), a Delaware corporation (the “Company”) and the purchasers named in the attached Schedule 1 hereto (each individually a “Purchaser” and collectively the “Purchasers”).

WHEREAS, the Company wishes to issue and sell to the Purchasers (x) $3,000,000 in the initial aggregate stated principal amount of its promissory notes (as amended, supplemented, or otherwise modified from time to time, and together with any note or notes issued in exchange for or in replacement thereof, individually, a “Note” and, collectively, the “Notes”) and (y) warrants to purchase an aggregate amount of 1,250,000 shares of Company common stock, par value $0.01, at an exercise price of $0.53 (as amended, supplemented, or otherwise modified from time to time, and together with any warrant or warrants issued in exchange for or in replacement thereof, individually a “Warrant” and, collectively, the “Warrants”) (collectively the Notes and the Warrants referred to herein as the “Securities”); and

WHEREAS, the Company will use the funds received in connection with the purchase of the Securities by the Purchasers for general corporate purposes; and

WHEREAS, subject to the foregoing recitals, the Purchasers, severally, wish to purchase the Securities on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF SECURITIES

SECTION 1.01.    The Notes.  On the terms and subject to the conditions hereof, the Company has authorized and agreed to issue and sell to the Purchasers, in the respective initial stated principal amounts set forth in the schedule of Purchasers attached hereto in Schedule 1 (the “Schedule of Purchasers”), the Company’s Promissory Notes, due July 25, 2011 (the “Maturity Date”), in the original aggregate stated principal amount of $3,000,000.  The Notes will be substantially in the form set forth in Exhibit A hereto.

SECTION 1.02.    The Warrant.  On the terms and subject to the conditions hereof, the Company has authorized and agreed to issue to the Purchasers pro rata, according to each Purchaser’s proportion of the aggregate principal amount of the Notes, warrants for the purchase of an aggregate of 1,250,000 shares of the Company’s common stock at an exercise price of $0.53 with a term of ten (10) years.  The Warrants will be substantially in the form set forth as Exhibit B.

SECTION 1.03.    Purchase and Sale of the Securities.  Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Purchasers, severally and not jointly, agree to purchase, the Securities set forth opposite their respective names in the Schedule of Purchasers set forth on Schedule I for the aggregate cash purchase price set forth therein.  The closing of such purchase and sale (the “Closing”) will be held at the office of

Andrews Kurth LLP, 450 Lexington Ave., New York, NY 10017, on July 25, 2008 (the “Closing Date”) at 10:00 A.M., Eastern Standard Time, or on such other date and at such time as may be mutually agreed upon.  At the Closing, the Company will issue and deliver to each Purchaser (x) one Note, payable to the order of such Purchaser, in the principal amount set forth opposite such Purchaser’s name in the Schedule of Purchasers set forth on Schedule I and (y) a warrant, registered in the name of such Purchaser and evidencing the number of Warrants set opposite such Purchaser’s name in the Schedule of Purchasers set forth on Schedule I.  Such deliveries will be made against delivery to the Company of a wire transfer by each Purchaser to the account of the Company, in the amount (which reflects the reduction as set forth in the next sentence of this Section 1.03) set forth opposite the name of such Purchaser in the Schedule of Purchasers under the heading “Aggregate Net Purchase Price for Securities.”  The Aggregate Net Purchase Price for Securities owed by each Purchaser to the Company has been calculated by taking into account a fee payable by the Company to the Purchasers equal to 1.50% of the aggregate principal amount of the Notes.  The amount of such fee is set forth opposite the name of each Purchaser on the Schedule of Purchasers under the heading “Fee Amount.”

SECTION 1.04.    Payments and Endorsements.  Payments of principal and interest on the Notes will be made directly by check duly mailed or delivered to the Purchasers at their addresses referred to in the Schedule of Purchasers attached as Schedule I or made to the account of the Purchaser by wire transfer referred to in the Schedule of Purchasers attached as Schedule I or at such other address or account as such Purchaser may subsequently request in any notice delivered by such Purchaser to the Company.

SECTION 1.05.    Interest Rate for Note; Payment of Principal for Note.  The Notes will accrue interest at the rate of sixteen percent (16%) per annum.  Interest will be due and payable monthly in arrears on the last day of each calendar month (each, an “Interest Payment Date”) and shall be computed on the basis of a 360-day year and paid for the actual number of days elapsed, with the first interest payment due July 31, 2008.  In lieu of paying in cash the interest accrued to any Interest Payment Date, and at the Company’s sole discretion, the interest may be paid in kind at the rate of nineteen percent (19%) per annum, compounding monthly, in which case the accrued interest will be added to the principal amount of the Notes on the applicable Interest Payment Date, and interest will accrue on such aggregate principal amount thereafter.  The principal amount owed to the Purchasers under the Notes (including capitalized interest) and all accrued but unpaid interest thereon shall be due and payable in full on the Maturity Date unless otherwise required to be paid earlier pursuant to the terms and conditions of this Agreement, including, without limitation, if earlier prepaid pursuant to the terms and conditions set forth in Section 1.06 herein or accelerated pursuant to the terms and conditions set forth in Article VI herein.  In the event any payment under a Note is not timely made when due, interest will accrue on such late payment at an amount equal to twenty-two percent (22%) per annum from and including the date such late payment was due to (but excluding) the date such late payment is paid to the Purchasers.  All amounts payable under the Notes and hereunder shall be paid in lawful money of the United States without setoff or withholding of any kind.

SECTION 1.06.     Prepayment of Notes.  The Notes will be payable by the Company prior to the Maturity Date as follows:

(a)           Voluntary Prepayment by the Company.  At any time until the Notes have been repaid in full, the Company may, at its sole option, redeem, all or any portion of the  outstanding principal amount of the Notes (including any capitalized interest added to the principal amount of the Notes thereto) (such portion of the outstanding principal amount so prepaid, hereinafter referred to for purposes of this Section 1.06 as the “Prepayment Amount”) by paying to the holders of the Notes 102% of the Prepayment Amount, with such payments to be apportioned ratably among the Purchasers or their transferees according to the unpaid principal balance and accrued but unpaid interest thereon to which such payments relate; provided, however, that the Company shall provide the Purchasers with not less than five (5) Business Days’ advance notice of any such prepayment.  For purposes of this Agreement, the term “Business Day” shall mean any day of the week other than Saturday, Sunday or any other day of the week on which commercial banks in the State of New York are authorized or required by law to be closed.

(b)           Mandatory Prepayment on Change of Control.  At any time until the Notes have been repaid in full, the Company will redeem the Notes in their entirety upon the occurrence of a Change of Control by paying to the holders of the Notes 102% of the entire outstanding principal amount then due and owing under the Notes (including any capitalized interest added to principal amount of the Notes thereto) along with any and all accrued but unpaid interest through the date of repayment on the closing date of the Change of Control.  Such payments will be apportioned ratably among the Note holders according to the unpaid principal balance and accrued but unpaid interest thereon to which such payments relate.  “Change of Control” means the event of (i) a merger, consolidation, recapitalization or share exchange in which the holders of the voting stock of the Company immediately prior to such merger, consolidation, recapitalization or share exchange will not own 50% or more of the voting stock of the continuing or surviving corporation or other entity, or the parent company of such corporation or other entity, immediately after such merger, consolidation, recapitalization or share exchange, (ii) the sale, assignment, conveyance, transfer, lease or other disposition (other than the grant of a security interest) of all or substantially all of the assets of Company to any person or group of related persons, or (iii) any sale or other disposition of the voting stock of the Company representing 50% or more of the total voting power of the Company’s outstanding capital stock in a single transaction or a series of related transactions to any person, or group of related persons.

SECTION 1.07.    Payment on Non-Business Days.  Whenever any payment to be made under any Note or hereunder is due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time will in such case be included in the computation of payment of interest due.

SECTION 1.08.    Registration of Notes.  The Company will maintain at its principal office a register of the Notes and will record therein the names and addresses of the registered holders of the Notes, the address to which notices are to be sent and the address to which payments are to be made as designated by the registered holder if other than the address of the holder, and the particulars of all transfers, exchanges and replacements of Notes.  No transfer of a Note will be valid unless made on such register for the registered holder or his executors or administrators or his or their duly appointed attorney, upon surrender therefor for exchange as hereinafter provided, accompanied by an instrument in writing, in form and execution reasonably satisfactory to the Company.  Each Note issued hereunder, whether originally or upon transfer, exchange or replacement of a Note or Notes, will be registered on the date of execution thereof by the Company and will be dated the date to which interest has been paid on such Notes or Note.  The registered holder of a Note will be that person in whose name the Note has been so registered by the Company.  A registered holder will be deemed the owner of a Note for all purposes of this Agreement and, subject to the provisions hereof, will be entitled to the principal and interest evidenced by such Note free from all equities or rights of setoff or counterclaim between the Company and the transferor of such registered holder or any previous registered holder of such Note.

SECTION 1.09.    Transfer and Exchange of Notes.  The registered holder of any Note may, prior to maturity or prepayment thereof and in accordance with the terms of the Note, surrender such Note or Notes at the principal office of the Company for transfer or exchange; provided, however, the registered holder of any Note or Notes will not transfer any such Note without providing notice to the  Company.  Within a reasonable time after notice to the Company from a registered holder of its intention to make such exchange and without expense (other than transfer taxes, if any) to such registered holder, the Company will issue in exchange therefor another Note or Notes, in such denominations as requested by the registered holder, for the same aggregate principal amount as the unpaid principal amount of the Note or Notes so surrendered and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered.  Each new Note will be made payable to such person or persons, or registered assigns, as the registered holder of such surrendered Note or Notes may designate, and such transfer or exchange will be made in such a manner that no gain or loss of principal or interest will result therefrom.

SECTION 1.10.    Replacement of Note.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note; provided, however, if any Note of which a Purchaser whose name is set forth in the Schedule of Purchasers attached as Schedule 1, its nominee, or any of its partners is the registered holder is lost, stolen or destroyed, the affidavit of the President, Treasurer or any Assistant Treasurer or any other authorized representative of the registered holder setting forth the circumstances with respect to such loss, theft or destruction will be accepted as satisfactory evidence thereof, and no indemnification bond or other security will be required as a condition to the execution and delivery by the Company of a new Note in replacement of such lost, stolen or destroyed Note other than the registered holder’s written agreement to indemnify the Company.

SECTION 1.11.    Cancellation of PIPE Warrants. The Company and Purchasers hereto agree that automatically upon the Closing Date, those certain warrants issued by the Company to Lloyd I. Miller, III and Milfam II L.P. respectively, to each acquire 462,500 shares of Company common stock at an initial exercise price of $2.45 pursuant to that certain Purchase Agreement dated as of July 19, 2007, by and among the Company and certain accredited investors thereto, including the Purchasers hereto, shall be deemed cancelled and shall be of no further force and effect.  Without limiting the cancellation of the warrants as described in the preceding sentence without the need for any other documentation or actions, the Purchasers agree to return the original of those warrants to the Company within five (5) business days after the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchasers as follows (which representations and warranties are supplemented by the Company’s filings (the “Exchange Act Filings”) under the Securities Exchange Act of 1934 (the “Exchange Act”), copies of which have been provided or made available to the Purchasers):

SECTION 2.01.    Organization, Qualifications and Corporate Power.

(a)           The Company is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the corporate power and authority to own and operate its properties and assets, and to execute and deliver (i) this Agreement, (ii) the Securities to be issued in connection with this Agreement and (iii) all other agreements related to this Agreement and the Securities and referred to herein, and to issue and sell the Securities and to carry out the provisions of this Agreement and the aforementioned related agreements and to carry on its business as presently conducted.  The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

(b)           The Company has no active Subsidiaries with assets of any kind, other than as set forth on Schedule 2.01(b).  The Company does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities convertible into capital stock of any other active corporation or (B) any participating interest in any partnership, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other entity, other than as set forth on Schedule 2.01(b).

Each material direct and indirect Subsidiary of the Company, the direct owner of such Subsidiary and its percentage ownership thereof, is set forth on Schedule 2.01(b).  For the purpose of this Agreement, a “Subsidiary” of any person or entity means (i) a corporation or other entity whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other persons or entities performing similar functions for such person or entity, are owned, directly or indirectly, by such person or entity or (ii) a corporation or other entity in which such person or entity owns, directly or indirectly, more than 50% of the equity interests at such time.

SECTION 2.02.     Authorization of Agreements, Etc.

(a)           The execution and delivery by the Company of this Agreement and the other Loan Documents, and the performance by the Company of its obligations hereunder and thereunder, the issuance, sale and delivery of the Securities have been duly authorized by all requisite corporate action and will not (i) violate any provision of law, any order of any court or other agency of government, (ii) violate the Certificate of Incorporation or the By-laws of the Company or any Subsidiary, each as amended, (iii) violate any provision of any indenture, agreement or other instrument to which the Company, any Subsidiary or any of its properties or assets is bound, or (iv) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument.

(b)           The Securities have been duly authorized and, when issued in accordance with this Agreement, will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company.  The issuance, sale and delivery of the Securities are not subject to any preemptive right of shareholders of the Company or any Subsidiary or to any right of first refusal or other right in favor of any person other than the Purchasers.  When the Warrants are exercised in accordance with the terms therein, the underlying common shares issued thereunder will be duly authorized, validly issued, fully paid and non-assesable.

SECTION 2.03.    Validity.  Each of this Agreement and the other Loan Documents have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, except

(a)           as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and (b) general principles of equity that restrict the availability of equitable and legal remedies.

SECTION 2.04.    Authorized Capital Stock.  The authorized capital stock of the Company consists of 100,000,000 shares of common stock, $0.01 par value per share and 4,500,000 shares of preferred stock, $0.01 par value per share. As of the date of this Agreement 23,519,069 shares of common stock and zero shares of preferred stock were validly issued and outstanding, fully paid and non-assessable.  Except as disclosed in SEC Reports (as defined below), there are no outstanding options, warrants and convertible securities of the Company, and any other rights to acquire securities of the Company.  All outstanding securities of the Company are validly issued, fully paid and non-assessable.

SECTION 2.05.    SEC Filings, Other Filings and Regulatory Compliance.  The Company has filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act.  The Company has delivered or made accessible to the Purchasers true, complete and accurate copies of:  (a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, (b) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, (c) the Company’s definitive proxy statement dated April 11, 2008 relating to its 2008 Annual Meeting of Stockholders, and (d) all the Company’s Current Reports on Form 8-K filed since December 31, 2007 (collectively, the “SEC Reports”).  Each SEC Report was, at the time of its filing, in substantial compliance with the requirements of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The SEC Reports when filed, complied in all material respects with all applicable requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, if and to the extent applicable, and the rules and regulations of the Securities and Exchange Commission thereunder applicable to the SEC Reports.  Each balance sheet included in the SEC Reports (including any related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company as of its date, and each of the other financial statements included in the SEC Reports (including any related notes and schedules) fairly presents in all material respect the consolidated results of operations of the Company for the periods or as of the dates therein set forth in accordance with generally accepted accounting principles (“GAAP”).  Such financial statements included in the SEC Reports were, at the time they were filed, consistent with the books and records of the Company and its Subsidiaries in all material respects and complied as to form in all material respects with then applicable accounting requirements and with the rules and regulations of the SEC with respect thereto.  The Company keeps accounting records in which all material assets and liabilities, and all material transactions, including off-balance sheet transactions, of the Company are recorded in accordance with GAAP.

SECTION 2.06.    Listing.  The Company’s common stock is listed for trading on the NASDAQ Capital Market and, except as disclosed in the SEC Reports, satisfies all requirements for the continuation of such listing.  Except as disclosed in SEC Reports, the Company has not received any currently effective notice that its common stock will be delisted from NASDAQ Capital Market or that its common stock does not meet all requirements for listing.

SECTION 2.07.    Governmental Approvals.  Subject to the accuracy of the representations and warranties of the Purchasers set forth herein, no registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality, including, without limitation, the SEC or NASDAQ, is or will be necessary for the valid execution, delivery and performance by the Company of this Agreement, the issuance, sale and delivery of the Securities, other than filing a Form D with the SEC and filings pursuant to state securities laws (all of which filings have been made by the Company, other than those which are required or permitted to be made after the Closing and which will be duly made on a timely basis) in connection with the sale of the Securities.

SECTION 2.08.    Offering of the Securities.  Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the offer, sale and issuance of the Securities will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable federal and state securities laws.

SECTION 2.09.    No Integrated Offering.  The Company, nor any Subsidiary, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement or any related agreements to be integrated with prior offerings by the Company for purposes of the Securities Act which would prevent the Company from selling the Securities pursuant to Rule 506 under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will the Company nor any Subsidiary take any action or steps that would cause the offering of the Securities to be integrated with other offerings.

SECTION 2.10.    Material Changes.  Except as set forth in Schedule 2.10, since December 31, 2007, there has not been (i) any change in the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company or any Subsidiaries, which individually or in the aggregate has had, or could reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company or any Subsidiary, taken as a whole (a “Material Adverse Effect”); (ii) any resignation or termination of any officer, key employee or group of employees of the Company or any Subsidiary; (iii) any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise; (iv) any damage, destruction or loss, whether or not covered by insurance, which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (v) any waiver by the Company or any Subsidiary of a valuable right or of a material debt owed to it; (vi) any direct or indirect loans made by the Company to any stockholder, employee, officer or director of the Company, other than advances made in the ordinary course of business; (vii) any material change in any compensation arrangement or agreement with any employee, officer, or director of the Company; (viii) any declaration or payment of any dividend or other distribution of the assets of the Company; (ix) any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business; (x) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets owned by the Company or any Subsidiary; (xi) any change in any material agreement to which the Company or any Subsidiary is a party or by which it is bound which either individually or in the aggregate has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (xii) any other event or condition of any character that, either individually or in the aggregate, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 2.11.    Litigation.  Except as disclosed in Schedule 2.11 attached hereto, there is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company or any Subsidiary that questions the validity of this Agreement or the right of the Company to enter into it, or to consummate the transactions contemplated hereby, or that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect on the Company.  The foregoing includes, without limitation, actions pending or, to the Company’s knowledge, threatened involving the prior employment of any of the Company’s employees or their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers.  Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental authority.  Except as disclosed in Schedule 2.11 attached hereto, there is no action, suit, proceeding or investigation by the Company or any Subsidiary currently pending or which the Company or any of its Subsidiaries currently intends to initiate, which could reasonably be expected to have a Material Adverse Effect.

SECTION 2.12.    Ownership of Property; Liens.  Except as set forth on Schedule 2.12 attached hereto, the Company and each of its Subsidiaries has good and marketable title to its properties and assets, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than:  (a) those resulting from taxes which have not yet become delinquent; (b) minor liens and encumbrances which it is to the Company’s belief do not materially detract from the value of the property subject thereto or materially impair the operations of the Company or any of its Subsidiaries; and (c) those that have otherwise arisen in the ordinary course of business.  All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company and its Subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.  Except as set forth on Schedule 2.12 attached hereto, the Company and its Subsidiaries are in compliance with all material terms of each lease to which it is a party or is otherwise bound.

SECTION 2.13.    Intellectual Property Rights.  The Company and its Subsidiaries owns or possesses the licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights necessary to enable it to conduct its business as now operated (the “Intellectual Property”).  Except as set forth in Schedule 2.13 attached hereto, there are no material outstanding options, licenses or agreements relating to the Intellectual Property, nor is the Company or its Subsidiaries bound by or a party to any material options, licenses or agreements relating to the patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names or copyrights of any other person or entity.  Except as set forth in Schedule 2.13 attached hereto, there is no claim or action or proceeding pending or, to the Company’s knowledge, threatened that challenges the right of the Company or its Subsidiaries with respect to any Intellectual Property.  Except as set forth in Schedule 2.13 attached hereto, to the knowledge of the Company, the Company’s and its Subsidiaries’ Intellectual Property does not infringe upon any intellectual property rights of any other person which, if the subject of an unfavorable decision, ruling or finding would have a Material Adverse Effect.

SECTION 2.14.    Insurance.  The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company and its Subsidiaries believe to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged.

SECTION 2.15.    Compliance with Other Instruments.  Neither the Company nor any of its Subsidiaries is in violation or default of (x) any term of its Charter or Bylaws, or (y) of any provision of any indebtedness, mortgage, indenture, contract, agreement or instrument to which it is party or by which it is bound or of any judgment, decree, order or writ, which violation or default, in the case of this clause (y), has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  The execution, delivery and performance of and compliance with the Loan Documents by the Company to which it is a party, and the issuance and sale of the Securities will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term or provision or result in the suspension, revocation, impairment, forfeiture or nonrenawal of any permit, license, authorization or approval applicable to the Company or its Subsidiaries, its businesses or operations or any of its assets or properties.

SECTION 2.16.    Tax Returns and Payments.  The Company and its Subsidiaries have timely filed all tax returns (federal, state and local) required to be filed by it.  All taxes shown to be due and payable on such returns, any assessments imposed, and all other taxes due and payable by the Company and its Subsidiaries on or before the Closing, have been paid or will be paid prior to the time they become delinquent.  Neither the Company nor any of its Subsidiaries has been advised: (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof; or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes.  Neither the Company nor any of its Subsidiaries has knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.  The statements in this Section 2.16 are qualified by Schedule 2.16.

SECTION 2.17.    Environmental and Safety Laws.  Neither the Company nor any of its Subsidiaries is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, which violation has had, or could reasonably be expected to have, either individually or in the aggregate with all other such violations, a Material Adverse Effect and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

SECTION 2.18.    ERISA.  Based upon the Employee Retirement Income Security Act of 1974 (“ERISA”), and the regulations and published interpretations thereunder:  (i) neither the Company nor any of its Subsidiaries has engaged in any Prohibited Transactions (as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)); (ii) the Company and its Subsidiaries have met all applicable minimum funding requirements under Section 302 of ERISA in respect of its plans; (iii) neither the Company nor any of its Subsidiaries has any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) neither the Company nor any of its Subsidiaries has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than the Company’s or such Subsidiary’s employees; and (v) neither the Company nor any of its Subsidiaries has withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

SECTION 2.19.    Brokers.  The Company and its Subsidiaries have not employed, and are not subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission from the Company or its Subsidiaries in connection with such transactions.

SECTION 2.20.    Labor Relations.  No labor or employment dispute exists or, to the knowledge of the Company, is imminent or threatened, with respect to any of the employees or consultants of the Company or any Subsidiary that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 2.21.    Customers.  Neither the Company nor any Subsidiary has received any actual notice that any of its top ten (10) customers has ceased, or intends to cease, to use its services, or has substantially reduced, or intends to substantially reduce, the use of such services at any time except as set forth on Schedule 2.21.

SECTION 2.22.    Solvency.  Based on the financial condition of the Company as of the date hereof and after the transactions contemplated by this Agreement, (i) the fair saleable value of the Company assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known and contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs taking into account the particular capital requirements of the business conducted by the Company, projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debts when such amounts are required to be paid.

SECTION 2.23.    Representations Complete.  The representations and warranties made by the Company in this Agreement, and the statements made in any certificates furnished by the Company pursuant to this Agreement, taken as a whole, do not contain and will not contain, as of their respective dates and as of the Closing, any untrue statement of a material fact or omit to state any material fact necessary in order to make such statements, taken as a whole, in light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser severally, and not jointly, represents and warrants to the Company that:

SECTION 3.01.    Requisite Power and Authority.  The Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out their provisions.  All action on Purchaser’s part required for the lawful execution and delivery of this Agreement have been or will be effectively taken prior to the Closing.   Upon their execution and delivery, this Agreement will be valid and binding obligations of Purchaser, enforceable in accordance with their terms, except

(a)           as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and (b) general principles of equity that restrict the availability of equitable and legal remedies.

SECTION 3.02.    Investment Representations.  Purchaser understands that the Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser’s representations contained in the Agreement. The Purchaser confirms that it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Securities to be purchased by it under this Agreement. The Purchaser further confirms that it has had an opportunity to ask questions and receive answers from the Company regarding the Company and its Subsidiaries’ business, management and financial affairs and the terms and conditions of the offering, and the Securities and to obtain additional information necessary to verify any information furnished to the Purchaser or to which the Purchaser had access.

SECTION 3.03.    Purchaser Bears Economic Risk.  The Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and its Subsidiaries so that it is capable of evaluating the merits and risks of its investment in the Company and its Subsidiaries and has the capacity to protect its own interests. The Purchaser must bear the economic risk of this investment until the Securities are sold pursuant to: (i) an effective registration statement under the Securities Act; or (ii) an exemption from registration with respect to such sale.

SECTION 3.04.    Acquisition for Own Account.  The Purchaser is acquiring the Securities for the Purchaser’s own account for investment only, and not with a view towards or for resale in connection with their distribution in violation of the Securities Act.

SECTION 3.05.    Purchaser Can Protect Its Interest.  The Purchaser represents that by reason of its, or of its management’s, business and financial experience, the Purchaser has the capacity to evaluate the merits and risks of its investment in the Securities and to protect its own interests in connection with the transactions contemplated in this Agreement.  Purchaser is aware of no publication or any advertisement in connection with the transactions contemplated in the Agreement.  Purchaser has obtained counsel and advice from its own legal, tax, and other advisers in connection with the transactions contemplated by the Loan Documents and is not relying on any such counsel or advice from the Company or any of its representatives.

SECTION 3.06.     Accredited Investor.  Purchaser represents that it is an “accredited investor” within the meaning of Regulation D under the Securities Act.

SECTION 3.07.     Legends.

(a)           The Notes shall bear substantially the following legend:

“THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.  ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND AS REQUIRED BY BLUE SKY LAWS IS IN EFFECT AS TO SUCH TRANSFER OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.  THE SECURITIES REPRESENTED BY THIS NOTE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN SUBORDINATION AGREEMENT, DATED AS OF JULY 25, 2008, BY AND BETWEEN COMERICA BANK AND THE HOLDER HEREOF (AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME) (THE “SUBORDINATION AGREEMENT”).  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE SUBORDINATION AGREEMENT AND THIS PROMISSORY NOTE, THE TERMS OF THE SUBORDINATION AGREEMENT SHALL GOVERN AND CONTROL.”

(b)           The Warrants shall bear substantially the following legend:

“THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL (IF REQUIRED BY THE COMPANY) REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.”

ARTICLE IV

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS

The obligation of each Purchaser to purchase and pay for the Securities being purchased by it on the Closing Date is, at its option, subject to the satisfaction, on or before the Closing Date of the following conditions:

SECTION 4.01.     Agreement.  This Agreement shall have been duly executed by the Company and each other Purchaser.

SECTION 4.02.     Notes.  The Notes shall have each duly issued, executed and delivered by the Company to each Purchaser.

SECTION 4.03.     Warrants.  The Warrants shall have each duly issued, executed and delivered by the Company to each Purchaser.

SECTION 4.04.    Subordination Agreement.  That certain Subordination Agreement, dated as of the date hereof, by and between, Comerica Bank (“Comerica”) and the other Purchaser hereto (as amended, supplemented or otherwise modified from time to time) (the “Subordination Agreement”) shall have been duly executed and delivered by Comerica and the Purchasers.  A copy of the Subordination Agreement is attached hereto as Exhibit C.

SECTION 4.05.   Comerica Consent.  The Purchasers will have received a consent duly executed by an authorized signatory on behalf of Comerica, whereby Comerica consents to the transactions contemplated by the Loan Documents and waives any limitation or restriction set forth in that certain Loan and Security Agreement, entered into as of March 28, 2008, by and between Comerica and the Company (as amended, supplemented or otherwise modified from time to time) (the “Comerica Loan Agreement”) to the Company issuing the Securities hereunder and the Purchasers extending the loans contemplated hereby (the “Comerica Consent”).  A copy of the Comerica Consent is attached hereto as Exhibit D.

SECTION 4.06.    Legal Opinion.  The Purchasers will have received an opinion of the Company’s counsel, dated as the Closing Date, with respect to legal matters customary for transactions of this type, in a form reasonably acceptable to the Purchasers.

SECTION 4.07.    Representations and Warranties to be True and Correct.  The representations and warranties contained in Article II will be true, complete and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of such date (except to the extent that the representation or warranty speaks to a specific date), and the Chief Executive Officer or the Chief Financial Officer of the Company will have certified to such effect to the Purchasers in writing.

SECTION 4.08.    Performance.  The Company will have performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the Closing Date and the Chief Executive Officer or the Chief Financial Officer of the Company will have certified to the Purchasers in writing to such effect and to the further effect that all of the conditions set forth in this Article IV have been satisfied.

SECTION 4.09.   All Proceedings to be Satisfactory».  All corporate and other proceedings to be taken by the Company and its Subsidiaries in connection with the transactions contemplated hereby and all documents incident thereto will be satisfactory in form and substance to the Purchasers and their counsel, and the Purchasers and their counsel will have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

SECTION 4.10.    Supporting Documents.  The Purchasers and their counsel will have received copies of the following documents:

(i)           (A) the Certificate of Incorporation of the Company, as amended, certified as of a recent date by the Secretary of State of the State of Delaware, and (B) a certificate of said Secretary dated as of a recent date as to the due incorporation and good standing of the Company, the payment of all excise taxes by the Company and listing all documents of the Company on file with said Secretary;

(ii)           a certificate of the Secretary or an Assistant Secretary of the Company dated as of the Closing Date and certifying:  (A) that attached thereto is a true and complete copy of the Bylaws of the Company as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, the issuance, sale and delivery of the Securities, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (C) that the Certificate of Incorporation of the Company has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(A) and (i)(B) above; and (D) to the incumbency and specimen signature of each officer of the Company executing this Agreement, any of the Securities, or any other related ancillary document thereto and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this clause (ii); and

(iii)           such additional supporting documents and other information with respect to the operations and affairs of the Company as the Purchasers or their counsel reasonably may request.

ARTICLE V

COVENANTS OF THE COMPANY

The Company agree that, so long as any Notes are outstanding, except to the extent compliance in any case or cases is waived in writing by the Required Holders:

SECTION 5.01.     Financial Statements, Reports, Notices, Etc.  The Company will furnish to each Purchaser:

(a)           within ninety (90) days after the end of each fiscal year of the Company a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income for the fiscal year then ended, prepared in accordance with GAAP and audited or certified by a firm of independent public accountants selected by the Audit Committee of the Board of Directors of the Company;

(b)           within sixty (60) days after the end of each fiscal quarter in each fiscal year a consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of income unaudited but prepared in accordance with generally accepted accounting principles and certified by the Chief Financial Officer of the Company, such consolidated balance sheet to be as of the end of such fiscal quarter and such consolidated statements of income to be for such fiscal quarter and for the period from the beginning of the fiscal year to the end of such fiscal quarter;

(c)           promptly upon sending, making available or filing the same, all press releases, reports and financial statements that the Company sends or makes available to its stockholders or files with the SEC;

(d)           promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries of the type described in Section 2.11 of this Agreement that could materially adversely affect the Company or any of its Subsidiaries (subject to the Purchasers receiving the information signing an acceptable non-disclosure agreement before the Company discloses any material non-public or competitively sensitive information (the foregoing requirement only applicable if prior to the disclosure of such information the Company requests the execution of such document by the applicable Purchasers));

(e)           promptly give notice to the Purchasers of the occurrence of any Event of Default under this Agreement;

(f)           promptly give notice to the Purchasers of any event having a Material Adverse Effect (subject to the Purchasers receiving the information signing an acceptable non-disclosure agreement before the Company discloses any material non-public or competitively sensitive information (the foregoing requirement only applicable if prior to the disclosure of such information the Company requests the execution of such document by the applicable Purchasers));

(g)           promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company and its

Subsidiaries as the Required Holders may reasonably request (subject to the Purchasers receiving the information signing an acceptable non-disclosure agreement before the Company discloses any material non-public or competitively sensitive information (the foregoing requirement only applicable if prior to the disclosure of such information the Company requests the execution of such document by the applicable Purchasers));

Notwithstanding this Section 5.01, so long as the Company is required to make filings pursuant to the Exchange Act and makes such filings in a timely manner, the Company will be deemed to have furnished to the Purchasers the financial statements and other reports required by this Section 5.01; provided, however, that the foregoing shall not apply to clauses (d), (e) and (f) above.

SECTION 5.02.    Corporate Existence; Maintenance of Business.  The Company will preserve and maintain its existence.  The Company will cause each of its Subsidiaries to preserve and maintain its existence where the failure to do so could reasonably be expected to have a Material Adverse Effect.  The Company will, and will cause each of its Subsidiaries to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

SECTION 5.03.    Properties, Insurance.  The Company and its Subsidiaries will maintain as to its properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated.

SECTION 5.04.     Use of Proceeds.  The Company will use the proceeds from the sale of the Securities as set forth on Schedule 5.04 attached hereto.

SECTION 5.05.    Compliance with Laws.  The Company and its Subsidiaries will comply with all applicable laws, rules, regulations and orders, noncompliance with which could materially adversely affect its business or condition, financial or otherwise.

SECTION 5.06.    Keeping of Records and Books of Account.  The Company and its Subsidiaries will keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and its Subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business will be made.

SECTION 5.07.    Dividends and Certain Other Restricted Payments.  The Company will not, nor will it permit any of its Subsidiaries to directly or indirectly declare or pay any dividends, other than (i) dividends paid to the Company or any of its wholly-owned Subsidiaries or (ii) dividends paid in connection with preferred stock currently issued and outstanding by the Company.

SECTION 5.08.    Capital Expenditures.  The Company will not, nor will it permit any of its Subsidiaries to, incur any Capital Expenditures other than in the ordinary course consistent with past practice or otherwise not in an amount to exceed $250,000 in any twelve-month period.  For purposes of this Agreement, “Capital Expenditures” means, with respect to any person or entity for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such person or entity during that period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such person or entity in accordance with GAAP.

SECTION 5.09.    Mergers, Consolidations and Asset Sales.  The Company will not, nor will it permit any of its Subsidiaries to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any substantial part of its capital stock or assets.  Provided that no Event of Default has occurred, nothing contained in this Section 5.09 shall be deemed to prohibit the Company and its Subsidiaries from (i) the sale of inventory in the ordinary course of business or excess or obsolete inventory in an aggregate maximum amount not to exceed $250,000 in any fiscal year, (ii) licenses and similar arrangements for the use of the property of Company or its Subsidiaries in the ordinary course of business; (iii) sales or other dispositions of worn-out or obsolete equipment; (iv) sales or other dispositions of other assets of Company or its Subsidiaries that do not in the aggregate exceed $250,000 during any fiscal year; or (v) engaging in the transactions described on Schedule 5.09.

SECTION 5.10.    Acquisitions.  The Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, acquire all or any substantial part of the assets or business of any other entity or division thereof.

SECTION 5.11.    Prepayment of Indebtedness.  The Company will not, nor will it permit any of its Subsidiaries, to prepay any indebtedness for borrowed money; provided, however, that this Section 5.11 will not prohibit the Company from prepaying the Notes pursuant to the terms of this Agreement or paying the amounts owed to Comerica pursuant to the Comerica Loan Agreement.

SECTION 5.12.    Incurrence of Indebtedness.  The Company will not create, incur, assume, guarantee, suffer to exist or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, whether secured or unsecured, or assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other person or entity other than (i) Indebtedness of the Company in favor of the Purchasers arising under this Agreement or any other Loan Document; (ii) Indebtedness of the Company in favor of Comerica arising under the Comerica Loan Agreement, (iii) Indebtedness set forth on the Company’s consolidated unaudited balance sheets as of March 31, 2008 as disclosed by the Company on Form 10-Q filed with the SEC on May 15, 2008, (iv) Indebtedness as  disclosed on Schedule 5.12, (v) unsecured trade debt in the ordinary course of business; (vi) Indebtedness incurred to finance the purchase of equipment and/or inventory in the ordinary course of business not to exceed $250,000 in the aggregate in any fiscal year of the Company; (vii) any unsecured debt that is subordinated in writing to the debt owing by the Company to the Purchasers on terms reasonably acceptable to the Purchasers (and identified as being such by the Company and the Purchasers); and (viii) refinancing and renewals of any the items set forth above, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the Company or its Subsidiary, as the case may be.  For purposes of this Section 5.12 and as otherwise used in this Agreement “Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations that are property classified as a liability on a balance sheet in conformity with generally accepted accounting principles, (d) all obligations, contingent or otherwise, to purchase, redeem, retire or otherwise acquire any capital stock of the Company, (e) all Contingent Obligations, (f) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect an entity or person against fluctuation in interest rates, currency exchange rates or commodity prices, and (g) all obligations arising under the Credit Card Services Sublimit and Foreign Exchange Sublimit.  For purposes of the immediately preceding sentence, “Contingent Obligations” means, as applied to any entity or person, any direct or indirect liability, contingent or otherwise, of that entity or person with respect to (a) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that entity or person, or in respect of which that entity or person is otherwise directly or indirectly liable; (b) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that entity or person; and (c) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect an entity or person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such entity or person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.  For purposes of this Section 5.12, the terms Credit Card Services Sublimit and Foreign Exchange Sublimit shall have the meaning as set forth in the Comerica Loan Agreement as in effect on the date hereof.

SECTION 5.13.    Change in the Nature of Business.  The Company will not, nor will it permit any of its Subsidiaries to, engage in any business or activity other than the general nature of the business engaged in by it as of the Closing Date or discontinue its engagement in any business or activity engaged in by it as of the Closing Date except within the reasonable business judgment of the Board of Directors of the Company.

SECTION 5.14.    Encumbrances.  The Company will not create, incur, assume or allow any mortgage, lien, deed of trust, charge, pledge, security interest, or other encumbrance (the foregoing collectively referred to herein as “Liens”) with respect to its property, including its Intellectual Property, or assign or otherwise convey any right to receive income, including the sale of any accounts, or permit any of its Subsidiaries so to do, except for (i) any Liens existing on the Closing Date and disclosed on Schedule 5.14; (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which the Company maintains adequate reserves; (iii) Liens not to exceed $250,000 in the aggregate (A) upon or in any equipment acquired or held by Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment; (iv) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in the first three clauses immediately above, provided that any extension, renewal or replacement shall be limited to the property encumbered by the existing Lien (including the effect of any after-acquired property clause) and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; (v) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under this Agreement; (vi) non-exclusive licenses to the Company’s Intellectual Property granted in the ordinary course of business, and (vii) Liens in favor of financial institutions arising in connection with Company’s deposit accounts held at such institutions to secure standard fees for deposit services charged by such financial institutions.

SECTION 5.15.    Access to Facilities.  As long as any principal, interest and fees with respect to the Notes remain outstanding, each of the Company and each of its Subsidiaries will permit any representatives designated by the Purchasers (or any successor of the Purchasers), upon reasonable advance notice and during normal business hours reasonably convenient to the Company, its Subsidiaries and/or representatives of the Company and/or any of its Subsidiaries that are responsible for the maintenance of such records at such person’s expense and accompanied by a representative of the Company and/or the applicable Subsidiary, to (a) visit and inspect any of the properties of the Company or any of its Subsidiaries, (b) examine the corporate and financial records of the Company or any of its Subsidiaries (unless such examination is not permitted by federal, state or local law or by contract) and make copies thereof or extracts therefrom, and (c) discuss the affairs, finances and accounts of the Company or any of its Subsidiaries with the directors, officers and independent accountants of the Company or any of its Subsidiaries.  Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries will provide any competitively sensitive or material, non-public information to the Purchasers unless the Purchasers sign a confidentiality agreement and otherwise complies with Regulation FD, under the federal securities laws.

SECTION 5.16.    Intellectual Property Rights.  The Company shall register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Company, to the extent that the Company, in its sole reasonable business judgment, deems it appropriate to so protect such intellectual property.  Company shall (i) protect, defend and maintain the validity and enforceability of its Intellectual Property, to the extent it deems it appropriate in its reasonable business judgment, (ii) use commercially reasonable efforts to detect infringements in its Intellectual Property to the extent it deems it appropriate in its reasonable business judgment, and (iii) not allow any material trademarks, patents or copyrights to be abandoned, forfeited or dedicated to the public.

SECTION 5.17.    Taxes.  The Company and its Subsidiaries will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes,

assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company and its Subsidiaries; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company and/or such Subsidiary shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company and its Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

ARTICLE VI

EVENT OF DEFAULT

If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)           The Company will fail to pay any installment of principal due on any Note on the date such installment is due;

(b)           The Company will fail to pay any interest due on any Note within five (5) calendar days of the date such payment is due;

(c)           Any representation or warranty made by the Company in this Agreement, or by the Company (or any officers of the Company) in any certificate, instrument or written statement contemplated by or made or delivered pursuant to or in connection with this Agreement will prove to have been incorrect when made in any material respect;

(d)           the Company fails to perform or observe any other term, covenant or agreement contained in this Agreement, the Notes, the Warrants or any other document, instrument or agreement entered into in connection with this Agreement (the foregoing documents each as amended, supplemented or otherwise modified from time to time collectively  referred to herein as the “Loan Documents”) to which it is a party and any such failure remains unremedied for ten (10) calendar days after written notice thereof will have been given to the Company by the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Notes (referred to herein as the “Required Holders”);

(e)           The Company will fail to pay any Indebtedness in excess of an aggregate of $250,000 for borrowed money (other than as evidenced by the Notes) owing by the Company or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such Indebtedness will become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or will fail to perform (with such failure not being waived) any term, covenant or agreement on its part to be performed under any agreement or instrument evidencing or securing or relating to any Indebtedness in excess of an aggregate of $250,000 owing by the Company when required to be performed (or, if permitted by the terms of the relevant document, within any applicable grace period), if the effect of such failure to pay or perform is to accelerate, or to permit the holder or holders of such Indebtedness, or the trustee or trustees under any such agreement or instrument to accelerate, the maturity of such Indebtedness;

(f)           The Company will be involved in financial difficulties as evidenced (i) by its admitting in writing its inability to pay its debts generally as they become due; (ii) by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its Board of Directors or other governing body, the commencement of such a voluntary case which is not dismissed within fifteen (15) days; (iii) by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition; (iv) by the entry of an order for relief in any involuntary case commenced under said Title 11; (v) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief; (vi) by the entry of an order by a court of competent jurisdiction (a) finding it to be bankrupt or insolvent, (b) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (c) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or (vii) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property;

(g)           Any judgment, writ, warrant of attachment or execution or similar process will be issued or levied against the Company or any of their respective property or other assets for more than $250,000.00 in the aggregate for all such judgments, writs, or similar process and such judgment, writ, or similar process will not be released, vacated or fully bonded within forty five (45) days after its issue or levy; or

(h)           If there occurs a material adverse change in Company’s business or financial condition taken as a whole;

then, and in any such event, the Required Holders may, by notice to the Company, declare the entire unpaid principal amount of the Notes, all interest accrued and unpaid thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such accrued interest and all such amounts will become and be forthwith due and payable (unless there will have occurred an Event of Default under clause (f) of this Article VI in which case all such amounts will automatically become due and payable), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01.    Expenses.  Each party hereto will pay its own expenses in connection with the transactions contemplated hereby.  Notwithstanding the foregoing, the Company shall promptly pay upon demand the reasonable fees and disbursements of Purchasers’ counsel incurred in connection with any amendments, modifications, supplements or waivers in connection with this Agreement or any other Loan Document.

SECTION 7.02.    Survival of Agreements.  All covenants, agreements, representations and warranties made in this Agreement and the other Loan Documents or any certificate or instrument delivered to the Purchasers pursuant to or in connection with this Agreement or the other Loan Documents will survive the execution and delivery of this Agreement, the other Loan Documents, and the issuance, sale and delivery of the Securities.

SECTION 7.03.    Indemnification.  The Company agrees to indemnify, hold harmless, reimburse and defend the Purchasers, each of the Purchasers’ officers, directors, managers, agents, attorneys, affiliates, employees, control persons, controlling entities and principal shareholders (collectively the “Purchaser Indemnitees”), against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon any Purchaser Indemnitee which results, arises out of or is based upon: (i) any misrepresentation by the Company or breach of any warranty by the Company in this Agreement or any other Loan Document or in any exhibits or schedules attached hereto or thereto, in each case, in any material respect; or (ii) any breach or default in performance by the Company or any of its Subsidiaries of any covenant or undertaking to be performed by Company or any of its Subsidiaries under this Agreement or any other Loan Document.

SECTION 7.04.    Parties in Interest.  All representations, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.  Without limiting the generality of the foregoing, all representations, covenants and agreements benefiting the Purchasers will inure to the benefit of any and all subsequent holders from time to time of the Securities.

SECTION 7.05.    Notices.  All notices, requests, consents and other communications hereunder will be in writing and will be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile or recognized overnight courier service, addressed as follows:

if to the Company:

Proxim Wireless Corporation
1561 Buckeye Drive
Milpitas, CA 95035
Attn: Pankaj Manglik
Facsimile: (408) 383-7680

with a copy to:

David L. Renauld
Proxim Wireless Corporation
881 North King Street, Suite 100
Northampton, MA 01060
Facsimile: (413) 584-1425

If to any Purchaser:

Lloyd I. Miller, III
4550 Gordon Drive
Naples, Florida, 34102
Facsimile:  (239) 262-8025

with a copy to:

Paul N. Silverstein, Esq.
Kenneth L. Rothenberg, Esq.
Andrews Kurth LLP
450 Lexington Avenue
New York, NY 10017
fax:  (212) 850-2929

SECTION 7.06.   Governing Law.  THIS AGREEMENT AND EACH LOAN DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.  ANY ACTION BROUGHT BY EITHER PARTY AGAINST THE OTHER CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND EACH LOAN DOCUMENT SHALL BE BROUGHT ONLY IN THE STATE COURTS OF NEW YORK OR IN THE FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK.  BOTH PARTIES AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS AND WAIVE TRIAL BY JURY.

SECTION 7.07.    Entire Agreement.  This Agreement, including the schedules and exhibits hereto and the other Loan Documents, constitutes the sole and entire agreement of the parties with respect to the subject matter hereof.  All schedules and exhibits hereto are hereby incorporated herein by reference.  There are no other agreements of the parties and no party is relying on any representations of the other not expressly set forth herein or any ancillary document related hereto or thereto.

SECTION 7.08.    Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

SECTION 7.09.   Due Diligence. The parties hereto acknowledge and agree that the Purchasers’ due diligence review of any information related to the transactions contemplated hereby and any information received by the Purchasers in connection therewith or otherwise in connection with the transactions contemplated herein shall not in any manner limit the Purchasers’ right to rely on the representations, warranties, indemnification obligations and other covenants of the Company set forth herein and in the other Loan Documents.

SECTION 7.10.    Successors and Assigns.  Purchasers may sell and assign all or any portion of its interest in the Notes provided that the Purchasers provide notice to the Company and such sale complies with applicable law, and all of the other terms and conditions of this Agreement and the other Loan Documents.  Purchasers may grant a participation in all or any portion of its interest in the Notes without giving notice to the Company provided that such participation grant complies with applicable law.  The Company may not delegate its obligations under this Agreement or the other Loan Documents without the prior written consent of each Purchaser.

SECTION 7.11.    Amendments and Waivers; Exercise of Rights.  No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the Company and the Required Holders.  No waiver of any provision of this Agreement, nor consent to any departure by either party from it, shall be effective unless it is in writing and signed by the affected party or, in the case of the Purchasers, by the Required Holders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of a party to exercise, and no delay in exercising, any right or remedy under the Loan Documents shall operate as a waiver by such party, nor shall any single or partial exercise of any right or remedy under the Loan Documents preclude any other or further exercise thereof or the exercise of any other right or remedy.  The rights and remedies of each party provided herein (a) are cumulative and are in addition to, and are not exclusive of, any rights or remedies provided by law and (b) are not conditional or contingent on any attempt by such party to exercise any of its rights or remedies under any other related document or against the other party or any other entity.

SECTION 7.12.    Severability.  If any provision of this Agreement will be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement will not be affected thereby.

SECTION 7.13.    Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

SECTION 7.14.    Jointly Drafted. This Agreement and the other Loan Documents shall be deemed to have been jointly drafted by the parties hereto and thereto and no provision of it shall be interpreted or construed for or against another party because such party actually or purportedly prepared or requested such provision, any other provision or the Agreement or Loan Documents as a whole.

SECTION 7.15.    Further Assurances.  Company agrees and agrees to cause its Subsidiaries to (i) execute and deliver, or cause to be executed and delivered, all such other and further agreements, documents and instruments and (ii) take or cause to be taken all such other and further actions as the Required Holders may reasonably request to effectuate the intent and purposes, and carry out the terms, of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company and the Purchasers have executed this Securities Purchase Agreement as of the day and year first above written.

PROXIM WIRELESS CORPORATION, as Company

By: /s/ David L. Renauld
Name: David L. Renauld
Title: Vice President

PURCHASERS:

LLOYD I. MILLER, III

By: /s/ Lloyd I. Miller, III
Name: Lloyd I. Miller, III

MILFAM II L.P.

By:  Milfam LLC
Its:  General Partner

By: /s/ Lloyd I. Miller, III
Name:  Lloyd I. Miller, III
Title:  Manager